STRATEGIC CO-BRAND PARTNERSHIP AGREEMENT: OFFLINE LAUNCHPAD

This Strategic Co-Brand Partnership Agreement (hereinafter referred to as the "**Agreement**") is entered into by and between the following parties. Hereinafter, "**SONY**" and "**FTRK**" are each referred to as a "**Party**," and collectively, as the "**Parties**."

Sony Music Entertainment Malaysia Sdn. Bhd., a company established under the laws of Malaysia, with its principal office located at [redacted] (hereinafter referred to as "**SONY**"); and

FAST TRACK EVENTS PTE. LTD. (a wholly-owned subsidiary of FAST TRACK GROUP), a company established under the laws of Singapore, with its principal office located at 600 North Bridge Road, #24-01, Parkview Square, Singapore 188778 (hereinafter referred to as "**FTRK**").

WHEREAS, the Parties previously entered into a Non-Binding Memorandum of Understanding, on 6th July 2026, (the "**MOU**") concerning a strategic collaboration to establish an entertainment ecosystem across Southeast Asia; and

WHEREAS, the Parties enter into this Agreement to clearly define the specific mutual rights, obligations, and commercial utilization regarding the **Offline Regional Launchpad Initiative** (the "**Partnership**");

NOW THEREFORE, the Parties hereby agree as follows:

Article 1. Good Faith and Fair Dealing

During the Term of this Agreement, FTRK and SONY shall make their commercially practicable efforts to ensure that the activities under this Agreement are successfully carried out. Neither Party shall intentionally deprive each other of reasonable commercial opportunities in a manner contrary to the purpose of this Agreement.

Article 2. Operational Scope & Project Leadership

Scope of the Initiative: The Parties agree to launch a co-branded Offline Regional Launchpad Initiative (the "**Project**"), designed to produce live showcases, regional touring, and physical entertainment events across the Southeast Asia region within a mutually agreed business plan and strategies.

Exclusive Operational Control: FTRK shall serve as the primary Project Lead and Lead Operator. All decision-making authority over event production execution, physical venue logistics, talent booking, and day-to-day on-site operations shall be subject to mutual agreement by the parties.

Funding: FTRK shall be the Paymaster for the Project, assuming responsibility for upfront event production costs, venue hires, and offline execution budgets. FTRK's funding obligation under this Article shall be in accordance with the operating budget mutually agreed by the Parties from time to time.

Article 3. Term & 2027 Joint Venture Option

Initial Term: The term of this Agreement shall govern the Fiscal Year 2026, commencing on the Effective Date and terminating on December 31, 2026. For purposes of this Agreement, "Effective Date" means the date set out on the signature page below, being the date on which this Agreement is executed by the last Party to sign.

2027 Joint Venture First Right of Refusal: On or before December 1, 2026, the Parties shall evaluate the performance of the Project to negotiate a formal Joint Venture (JV) for 2027 onwards ("**2027 JV**"). SONY shall be granted a First Right of Refusal to enter into the 2027 JV. If SONY fails to respond in writing within thirty (30) business days, FTRK retains total authority to independently approach alternative industry partners, and this Agreement shall be terminated automatically.

Article 4. Resource Allocation & Non-Exclusivity

SONY Commitments: SONY agrees to use commercially practicable efforts to support the Project by providing localized on-the-ground marketing manpower, regional public relations coordination, and strategic introductions to event sponsors and commercial partners within SONY's network.

Non-Exclusive Roster Participation: SONY shall use commercially practicable efforts to make its established regional artist roster available for live showcase consideration. However, the Project shall remain strictly non-exclusive, welcoming artists from any label or agency to perform at the events.

FTRK Exclusive Agency Mechanics: FTRK shall retain independent authority to sign artists performing at the Launchpad events to official agency agreements. All subsequent agency and booking revenues belong 100% exclusively to FTRK; provided that, where a participating artist is already bound by a subsisting recording, management, engagement or representation agreement with SONY (and or its affiliates), FTRK's agency rights under this Article shall be subject to SONY's existing contractual rights with such artist, and FTRK shall not enter into any agency arrangement or agreement that conflicts with SONY's existing rights without SONY's prior written consent.

Article 5. Intellectual Property Rights

IP Retention: FTRK retains 100% sole ownership of all intellectual property (IP) developed, deployed, or utilized for the Offline Launchpad. This includes event branding concepts, staging designs, live performance recordings, and physical merchandise formats. FTRK undertakes to SONY that the Project IP will not infringe the intellectual property rights of any third party.

No Automatic Rights: SONY explicitly acknowledges that participation during the 2026 fiscal year does not convey any equity or residual claim over the Project's underlying IP or event assets.

Sony Pre-Existing IP: For the avoidance of doubt, nothing in this Article 5 shall be construed as transferring, assigning, or granting FTRK any ownership interest in SONY's pre-existing intellectual property, including without limitation sound recordings, audio-visual recordings (i.e. MV and lyrics videos), musical compositions, lyrics, artist names, artworks, designs, likenesses, trademarks, and other copyrighted contents and materials owned by SONY and its affiliates (the "**SONY IP**"), notwithstanding that such SONY IP may be featured, referenced, or utilized within the Project. SONY IP shall remain the sole property of SONY or the relevant artist, as applicable, and any use of SONY IP in connection with the Project shall be subject to a separate license or consent from SONY.

Article 6. Revenue and Profit Sharing

Definition of Net Profit: "Net Profit" shall be calculated by deducting direct operational event expenses (including but not limited to venue rental, production equipment, and artist hospitality) from the total gross sales generated solely by the live events (inclusive of ticket sales, physical merchandise, and offline sponsorships).

Allocation Ratio: All Project Net Profits shall be distributed as follows: **Ninety Percent (90%) to FTRK**, and **Ten Percent (10%) to SONY**.

Reporting and Payment: FTRK shall provide SONY with a written statement of Net Profit on a quarterly basis or after the end of each project, together with reasonable supporting documentation. Payment of SONY's share of Net Profit shall be made within thirty (30) days following the end of each quarter or after the end of each project, in United States Dollars (USD) or such other currency as the Parties may agree, by wire transfer to an account designated by SONY. SONY shall have the right, no

more than once per calendar year and upon fourteen (14) days' prior written notice, to appoint an independent accountant to review FTRK's books and records solely as they relate to the calculation of Net Profit under this Agreement, at SONY's own cost, provided that such review shall be conducted during business hours and shall not unreasonably interfere with FTRK's operations.

Article 7. Promotion and Branding

Promotion of the Partnership: Each Party may disclose the existence of this Partnership and summary-level information to its stakeholders, investors, partners, and the media. However, under no circumstances shall either Party use the other Party's name, trademarks, or logos in a manner that materially distorts or is likely to cause misunderstanding without prior consent.

Promotion of the Project: FTRK may conduct marketing and promotional activities for the Project through its own and affiliated channels. FTRK must obtain SONY's prior written approval for key designs and wording involving SONY's brand assets.

FTRK agrees that it shall not do anything to defame or bring SONY and its affiliates into disrepute, including but not limited to ensuring that their activities is not immoral, deceptive, scandalous, obscene and does not injure, tarnish, damage or negatively affect the reputation and goodwill associated with SONY and/or its affiliates and their respective artists.

Article 8. Confidentiality

Unless otherwise agreed in writing, each Party shall keep confidential and shall not disclose the terms of this Agreement to any third party. However, FTRK and SONY may disclose information for purposes of investor relations, external promotion, regulatory compliance, stock exchange rules, or stakeholder-related matters, and such disclosure shall not be deemed a breach of confidentiality.

Article 9. Force Majeure

If either Party is unable to perform its obligations due to acts of God, war, terrorism, epidemic or pandemic (including COVID-19), government orders, or any other force majeure beyond their control, the Parties may suspend this Agreement. If a Force Majeure event continues unresolved for more than three (3) months, either Party may terminate this Agreement by written notice.

Article 10. Termination of Agreement

Either Party may terminate this Agreement by written notice upon the occurrence of any of the following events:

(a) The other Party fails to perform its obligations or breaches this Agreement, and such breach is not remedied within seven (7) days after the non-breaching Party has requested cure.

(b) The other Party commences bankruptcy, liquidation, or dissolution proceedings.

(c) The other Party is subject to criminal penalties, violates applicable laws, or engages in any other act that causes serious social controversy and may have a materially negative impact on the reputation of the Party or the success of the Project.

Upon termination, the Parties shall conduct a final financial settlement of all Net Profit generated up to the date of termination.

Article 11. Relationship of the Parties

Nothing in this Agreement shall be construed as creating a partnership (in the legal sense), joint venture, agency, or fiduciary relationship between the Parties, notwithstanding the use of the term "**Partnership**" herein as a descriptive term for the commercial collaboration contemplated by this Agreement. Each Party is an independent contractor and shall have no authority to act on behalf of, bind, or incur any obligation for or against the other Party, except as expressly authorized in writing. For the avoidance of

doubt, the Parties' sharing of Net Profit under Article 6 shall not, by itself, be construed as evidence of a partnership under the Partnership Act 1890 (as applied in Singapore) or the Partnership Act 1961 of Malaysia (Act 135).

Article 12. Indemnification

Each Party (the "**Indemnifying Party**") shall indemnify, defend, and hold harmless the other Party and its officers, directors, employees, and agents (the "**Indemnified Party**") from and against any and all third-party claims, losses, liabilities, damages, and reasonable expenses (including reasonable legal fees) arising out of or in connection with: (a) the Indemnifying Party's breach of this Agreement; (b) the Indemnifying Party's gross negligence or wilful misconduct; or (c) any claim that the Indemnifying Party's intellectual property or materials furnished for use in the Project infringe the intellectual property rights of a third party. This Article shall survive termination of this Agreement.

Article 13. Limitation of Liability

Except in the case of a Party's gross negligence, wilful misconduct, or breach of Article 8 (Confidentiality), neither Party shall be liable to the other for any indirect, incidental, special, consequential, or punitive damages arising out of or in connection with this Agreement, including loss of profits or business opportunity, even if advised of the possibility of such damages. Each Party's aggregate liability arising out of or in connection with this Agreement shall not exceed the total Net Profit distributed under Article 6 in the twelve (12) months preceding the event giving rise to the claim.

Article 14. Insurance

FTRK shall procure and maintain, at its own cost, public liability insurance in commercially reasonable amounts for each live event conducted under this Agreement, and shall provide evidence of such coverage to SONY upon reasonable request. FTRK shall ensure that all third-party vendors and venues engaged for the Project maintain adequate insurance coverage in accordance with applicable industry standards and local regulations.

Article 15. Dispute Resolution and Governing Law

Governing Law: This Agreement, and any disputes or claims arising out of or in connection with it or its subject matter or formation, shall be governed by and construed in accordance with the laws of the Republic of Singapore.

Arbitration: Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre ("SIAC") in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The Tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be English.

Article 16. Miscellaneous

Entire Agreement: This Agreement constitutes the entire agreement between the Parties and supersedes all prior statements and negotiations, including the MOU.

Amendment: Any amendment must be in writing and signed by both Parties.

Electronic Execution: Execution by electronic transmission or electronic signature shall be valid and binding.

Assignment: Neither Party may assign its rights to a third party without prior written consent.

Notices: Any notice required or permitted under this Agreement shall be in writing and delivered by email (with confirmation of receipt) or by registered post to the address of the relevant Party set out in this Agreement, or such other address as either Party may designate in writing from time to time.

Severability: If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect, and the Parties shall negotiate in good faith to replace the invalid provision with a valid one that most closely reflects the original commercial intent.

Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Taxes: Each Party shall be solely responsible for its own tax obligations, including any withholding tax, arising from payments received under this Agreement.

Independence of Agreements: For the avoidance of doubt, this Agreement is independent of the **Strategic Co-Brand Partnership Agreement: Digital Platform** entered into between the Parties on or around the same date. Termination or expiry of one such agreement shall not, by itself, affect the validity or continuation of the other, unless otherwise agreed in writing by the Parties.

Effective Date: 20th July 2026

For and on behalf of FAST TRACK EVENTS PTE. LTD.

Name: Harris Lim

Title: Chief Executive Officer

Signature: ______________________________

Date: 20 July 2026

For and on behalf of SONY MUSIC ENTERTAINMENT MALAYSIA SDN. BHD.

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